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                                                                      EXHIBIT 15


Advantage Marketing Systems, Inc.
2601 N.W. Expressway Suite 1210W
Oklahoma City, Oklahoma  73112

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Advantage Marketing Systems, Inc. and subsidiaries for the three and nine months ended September 30, 2000 and 1999, as indicated in our report dated October 27, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above which is included in your Quarterly Report on Form 10QSB for the nine months ended September 30, 2000, is incorporated by reference in Registration Statement No. 333-304381 (Employee Stock Option Plan) on Form S-8 and in Registration Statement No. 333-91491 (1995 Stock Option Plan) on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 under the Securities Act of 1933, is not considered a part of the registration statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Oklahoma City, Oklahoma
November 7, 2000